EXHIBIT 10.2 Employment Agreement dated March 14, between Citizens First Corporation and Bill D. Wright

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, made and effective as of this January 1, 2005, by and between CITIZENS FIRST CORPORATION, a Kentucky corporation ("Employer"), and BILL D. WRIGHT, an individual ("Wright").
     WHEREAS, the parties hereto entered into that certain Employment Agreement dated April 27, 2000; and
     WHEREAS, the parties desire to enter into a new Employment Agreement which shall supercede the previous Employment Agreement.
     NOW, THEREFORE, for and in consideration of the mutual terms, conditions and benefits to be obtained by the parties to this Employment Agreement, the receipt and sufficiency of which the parties hereby acknowledge, Employer and Wright agree as follows:
      1. EMPLOYMENT. Employer hereby employs Wright, and Wright hereby accepts employment with Employer, as the Chief Financial Officer (hereinafter "Position") of Employer and of any banking institution established by the Employer in its capacity as a Bank Holding Company.
      2. NATURE OF EMPLOYMENT. The parties hereto agree that employment with the Employer is voluntary and is not guaranteed for any length of time. Wright is free to resign at any time, with or without cause, and Employer may terminate Wright's employment at any time, with or without cause.
      3. RESPONSIBILITIES IN POSITION. During his employment, except for illness, and reasonable vacation periods as hereinafter provided and reasonable involvement in civic affairs and in organizations which benefit, promote or complement the interests of Employer, and except as otherwise provided in this Employment Agreement, or as approved by Employer, Wright shall devote substantially all of his business, time, attention, skill and efforts to the faithful performance of his duties hereunder and in the Position, and shall use his best efforts, skill and experience to promote the business, interests and welfare of Employer. Wright shall not, without the consent of Employer, be engaged in any other business activity, whether or not such activity is pursued for gain, profit or pecuniary advantage.

     4. SPECIFIC DESCRIPTION OF AUTHORITY. Wright is hereby employed in the Position, and he shall have, exercise and carry out the authorities, powers, duties and responsibilities conferred upon persons occupying each of the capacities contained in the Position by the Bylaws of Employer, as such Bylaws are from time to time in effect, and shall observe such directions and restrictions as the Employer may from time to time confer or impose upon him. In the absence of specific directions, Wright shall have the following duties, responsibilities and authorities with respect to Employer:
1. Wright shall have the day-to-day responsibility for the following operations of the Employer or of any banking institution established by the Employer in its capacity as a Bank Holding Company subject to the direction of the Employer's President and Chief Executive Officer:
                  A. Manage the accounting function including but not limited to:

                           (1) Maintain the general ledgers, and ensure that the
                               balances represented in the general ledger accounts are properly supported by subsidiary ledgers and other appropriate documentation.

                           (2) Direct the preparation of accurate and timely
                               financial reports on the results of
                               operations.

                           (3) Prepare all required filings for regulators
                               (call reports, 10-Q's if required, etc.).

                           (4) Prepare reports for management, the Board of Directors, and shareholders (quarterly reports, annual financial reports, etc.).

                           (5) Develop financial policies and procedures as needed.

                  B. Maintain the investments portfolio in accordance with business needs; develop policies and procedures as needed.

                  C. Ensure that appropriate audit coverage is provided, that the results of audits are reported to the Board, and that the audit efforts of the external auditors are coordinated with internal efforts to ensure efficient and effective coverage.

                  D. Provide loan review analysis of outstanding credits and provide an analysis of the adequacy of the allowance for loan losses.

                  E. Provide loan review analysis for credits issued.

                  F. Provide payroll services and file all necessary withholding remittances and informational returns.

                  G. Maintain the fixed assets subsidiary ledgers.

                  H. Maintain the accounts payable subsidiary system.

                  I. Maintain the wire transfer function.

                  J. Responsible for asset/liability management.

         5. COMPENSATION. Wright's salary shall be at the annualized rate established in writing by the President and Chief Executive Officer at the commencement of each calendar year that the Employment Agreement is in effect. Any purported agreement for additional compensation or for an adjustment in compensation which is not evidenced in writing shall not be enforceable, and shall be of no force or effect whatsoever. Wright's salary, as established by the President and Chief Executive Officer, shall be paid in equal bi-weekly installments.

      6. REIMBURSEMENT. Employer will reimburse Wright for all reasonable and necessary expenses incurred by him in carrying out his duties under this Employment Agreement; provided that such expenses shall be incurred by him only pursuant to the policies and procedures of Employer, from time to time in effect, and that all such expenses must be reasonable and necessary expenses incurred by him solely for the purpose of carrying out his duties under this Employment Agreement. Wright shall present to Employer from time to time an itemized account of such expenses in such form as may be required by Employer. Any such itemized account shall be subject to approval by Employer.

         7. VACATION. Wright shall be entitled to five weeks of paid vacation annually which may be adjusted by the President and Chief Executive Officer, provided the adjustment is evidenced in writing. Vacation shall be taken only at those times that have been approved in advance by Employer. At least five days of vacation must be taken consecutively each year. Unused vacation time shall not accrue from year-to-year.

        8. EMPLOYEE BENEFITS. Wright shall be entitled to participate in all employee benefit programs conferred by Employer, from time to time, upon its other executive officers, including the following:

A. The right to participate in any health insurance program established by Employer.

B. The right to participate in any profit sharing plan, pension plan, or other incentive program, retirement benefit plan or similar program established by Employer; provided, that Wright must be a "qualified participant," as defined in the legal documentation establishing such plans;

C. The right to participate in any life insurance plan, short-term disability plan, or long-term disability plan established by the Employer.

D. The right to participate in any bonus plan or stock option plan established by Employer in its sole discretion.

         9. ANNUAL EVALUATION. At least annually, the Employer shall complete an evaluation of Wright's performance as measured against specific goals and objectives as established by Employer.

         10. TERMINATION. Wright's employment may be terminated for any reason whatsoever, with or without cause, if Employer determines in its sole discretion that such employment should be terminated. If Wright's employment is terminated without cause, Wright shall be entitled to receive as severance an amount equal to the value of his compensation, at the annual rate then in effect, for a period of 90 days following written notice of his termination. If Wright's employment is terminated with cause, Wright shall not be entitled to any further compensation of any kind or nature whatsoever following written notice of such termination.
         For purposes of this Paragraph, termination "with cause" means that the Employer has determined in good faith that Wright has engaged in the following conduct:
                  A. Wright has appropriated to his personal use funds, rights or property of Employer or of any of the customers of Employer;
                  B. Wright has misrepresented or engaged in any other act of substantial dishonesty in the performance of his duties or responsibilities;
                  C. Wright has, in any substantial respects, failed to discharge his duties and responsibilities in the Position, and fails or refuses to correct such failings within thirty (30) days of receipt of written notice to him from the Employer of the failings, which such notice shall specifically describe Wright's failings and the steps required to remedy same;
                  D. Wright is engaging in competition with Employer in any manner or in activities harmful to the business of Employer;
                  E. Wright is using alcohol, drugs or similar substances in an illegal manner;
                  F. Wright has become "disabled" or "incompetent," as hereinafter defined in this Employment Agreement;
                  G. Wright is convicted of a felony, or of a substantial misdemeanor involving moral turpitude;
                  H. For any reason, Employer or any banking institution which it might organize is unable to procure upon Wright a substantial fidelity bond, or a bonding company refuses to issue a bond to Employer or any banking institution which it might organize if Wright is employed in the Position;
                  I. Wright is guilty of gross professional misconduct, or of a gross breach of this Employment Agreement of such a serious nature as would reasonably render his service entirely unacceptable.

     11. DISABILITY.      Wright shall be deemed to be "disabled" or shall be
deemed to be suffering from a "disability" under the provisions of this Employment Agreement if a competent physician, acceptable to Wright and Employer, states in writing that it is such physician's opinion that Wright will be permanently (or for a continuous period of four (4) calendar months) unable to perform a substantial number of the usual and customary duties of Wright's employment. In the event Wright and Employer are unable to agree upon such a suitable physician for the purposes of making such a determination, then Wright and Employer shall each select a physician, and such two physicians as selected by Employer and Wright shall select a third physician who shall make the determination, and the determination made by such third physician shall be binding upon Wright and Employer. It is further agreed that if a guardian is appointed for Wright's person, or a conservator or curator is appointed for Wright's estate, or he is adjudicated "incompetent" or is suffering or operating under a mental "disability" by a court of appropriate jurisdiction, then Wright shall be deemed to be "disabled" for all purposes under this Employment Agreement. In the event Wright becomes "disabled," then his employment and all rights to compensation and fringe benefits shall terminate effective as of the date of such disability determination.

         12. FAITHFULNESS. Wright shall diligently employ himself in the Position and in the business of Employer and shall be faithful to Employer in all transactions relating to it and its business and shall give, whenever required, a true account to the Employer of all business transactions arising out of or connected with Employer and its business, and shall not, without first obtaining the consent of Employer, employ either his interest in Employer, or his interests in this Employment Agreement or the capital or credit of Employer for any purposes other than those of Employer. Wright shall keep Employer fully informed of all work for and transactions on behalf of Employer. He shall not, except in accordance with regular policies of the Board of Directors from time to time in effect, borrow money in the name of Employer, use collateral owned by Employer as security for loans or lease or dispose of or in any way deal with any of the property, assets or interests of Employer other than in connection with the proper conduct of the business of Employer.

         13. NONASSIGNABILITY. Neither this Agreement, nor any rights or interests hereunder, shall be assignable by Employer, or by Wright, his beneficiaries or legal representatives, without the prior written consent of the other party. All services to be performed hereunder by Wright must be personally performed by him.

         14. CONSOLIDATION. MERGER OR SALE OF ASSETS. Nothing in this Employment Agreement shall preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to another bank or corporation which assumes this Employment Agreement and all obligations and undertakings of it hereunder. Upon such a consolidation, merger or transfer of assets and assumption, "Employer," as used herein, shall mean such other bank or corporation, as the case may be, and this Employment Agreement shall continue in full force and effect.

         15. BINDING EFFECT. This Employment Agreement shall be binding upon, and shall inure to the benefit of Employer and its successors and assigns, and Wright and his heirs, executors, administrators and personal representatives.

         16. AMENDMENT OF AGREEMENT. This Employment Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

         17. WAIVER. No term or condition of this Employment Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Employment Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed to be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition in the future or as to any act other than that specifically waived.

         18. SEVERABILITY. If for any reason any provision of this Employment Agreement is held invalid, such invalidity shall not affect any other provision of this Employment Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provisions of this Employment Agreement shall be invalid in part, such partial invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Employment Agreement, shall, to the extent consistent with law, continue in full force and effect.

         19. TRADE SECRETS. Wright shall not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any information concerning any matters affecting or relating to Employer, including, without limiting the generality of the foregoing, any information concerning any of its customers, its manner of operation, its plans, process or other data, without regard to whether all or any part of the foregoing matters will be deemed confidential, material or important, as the parties hereto stipulate that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of the business and goodwill of Employer, and that any breach of the terms of this Paragraph shall be a substantial and material breach of this Employment Agreement. All terms of this Paragraph shall remain in full force and effect after the termination of Wright's employment and of this Employment Agreement. Wright acknowledges that it is necessary and proper that Employer preserves and protects its proprietary rights and unique, confidential and special information and goodwill, and the confidential nature of its business and of the affairs of its customers, and that it is therefore appropriate that Employer prevent Wright from engaging in any breach of the provisions of this Paragraph. Wright, therefore, agrees that a violation by Wright of the terms of this Paragraph would result in irreparable and continuing injury to Employer, for which there might well be no adequate remedy at law. Therefore in the event Wright shall fail to comply with the provisions of this Paragraph, Employer shall be entitled to such injunctive and other relief as may be necessary or appropriate to cause Wright to comply with the provisions of this Paragraph, and to recover, in addition to such relief, its reasonable costs and attorney's fees incurred in obtaining same. Such right to injunctive relief shall be in addition to, and not in lieu of, such rights to damages or other remedies as Employer shall be entitled to receive.

         20. ENTIRE AGREEMENT. This Employment Agreement contains the entire agreement between the parties with respect to Wright's employment by Employer. Each of the parties acknowledges that the other party has made no agreements or representations with respect to the subject matter of this Employment Agreement other than those hereinabove specifically set forth in this Employment Agreement.
         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of March 14, 2005.

                           CITIZENS FIRST CORPORATION



                      BY:____/s/Mary Cohron__________________________________
                                MARY COHRON, President and
                                  Chief Executive Officer

                                      /s/ Bill Wright
                                -----------------------------------------
                                          BILL WRIGHT